AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is effective as of April 1, 2019 (“Effective Date”) by and between Barfresh Food Group, Inc., a Delaware corporation (the “Company”) and Joseph S. Tesoriero (“Executive”).

WHEREAS, the Company and Executive entered into that certain Employment Agreement, dated May 18, 2015 (the “Original Agreement”). The Original Agreement, as amended by this Amendment, shall be referred to herein as the “Agreement”;

WHEREAS, the Company and Executive desire to amend the Original Agreement to account for the change of Executive’s position from full time to part time; and

WHEREAS, the Company and Executive have agreed to amend the Original Agreement pursuant to this Amendment.

NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, intending to be legally bound hereby, the parties agree as follows:

1. Title. As of the Effective Date, Executive will continue with his duties as Chief Financial Officer. Job duties may vary depending on Company needs in light of Executives reduced time commitments as set forth below. Executive will not, during the term of his employment, engage, directly or indirectly, in any business, enterprise, or employment that is directly competitive with the Company’s business of developing, distributing or marketing compounds or technologies for the manufacture and distribution of smoothies, or smoothie-like beverages, in the United States or elsewhere, nor take any position or perform any functions of a Chief Financial Officer for any other publically traded company or any organization where such a role is publicly disclosed , which is either competitive or non-competitive to the Company.

2. Change in Compensation Structure. As of Effective Date and continuing thereafter, Executive’s compensation under the Original Agreement shall be modified as follows:

2.1	Base Salary. The Base Salary shall be $116,000 (“Base Salary”), which amount will be paid to Executive in accordance with the Company’s policies as in effect from time to time for executives of the Company, subject to standard payroll deductions, if any. Further, the Base Salary is no longer subject to a five percent (5%) annual contractual increase. In light of the reduction in pay, Executive shall devote approximately 40% of his working time to his revised job duties. The parties understand and agree that the 40% time commitment is an average over time, and not a weekly or daily commitment. The parties agree to revisit this aspect after three months to ensure that the time commitment is matching the reduced salary amount.

2.2	Other Matters. Subsections 3(b) and 3(c) (iii) (2) are hereby deleted from the Original Agreement

2.2.1 Options. All stock options and restricted stock grants previously granted that are set forth in the chart below will continue to vest as per the Original Agreement. Notwithstanding anything contained in the Original Agreement or applicable option agreement, Executive shall have up to two (2) years from the date of termination to exercise any vested BRFH options, but in no event shall such extension extend the option beyond its original term.

Grant Date	Amount of Shares underlying Options	Vesting Date
May 28, 2015	500,000	50% on second anniversary 50% on third anniversary
May 27, 2016	175,000	Pro-rata over three years
November 25, 2016	54,567	Pro-rata over three years
July 5, 2017	300,000	Pro-rata over three years
September 15, 2017	175,000	Pro-rata over three years
September 26, 2018	250,000	Pro-rata over three years
November 25, 2016	54,133 restricted stock	Pro-rata over three years

2.2.2	Health Insurance. Executive will continue to participate in health benefits provided by the Company during the Term as to those generally made available to the employees of the Company at the same level of Executive.

3. Vacation. Executive shall accrue 6 vacation days per calendar year as of the Effective Date.

4. Defined Terms; Interpretation. All capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Original Agreement, all defined terms used in this Agreement shall apply to the Original Agreement. In the event of any conflict between the provisions of the Original Agreement and the provisions of this Amendment, the provisions of this Amendment shall control.

5. Counterparts. This Amendment may be executed in any number of counterparts (including any facsimile counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first set forth above.

BARFRESH FOOD GROUP, INC.

By:	/s/ Riccardo Delle Coste
Name:	Riccardo Delle Coste
Its:	Chief Executive Officer

/s/ Joseph S. Tesoriero
Joseph S. Tesoriero, an individual